Exhibit 4.1

AUTOMATIC DATA PROCESSING, INC.,

Company

AND

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,

Trustee

FIFTH SUPPLEMENTAL INDENTURE

Dated as of May 7, 2026

$1,000,000,000 5.000% Senior Notes due 2036

FIFTH SUPPLEMENTAL INDENTURE, dated as of May 7, 2026 between Automatic Data Processing, Inc., a Delaware corporation (the “Company”), and U.S. Bank Trust Company, National Association, a national banking association organized and existing under the laws of the United States of America (as successor in interest to U.S. Bank National Association), as trustee (the “Trustee”):

WHEREAS, the Company and the Trustee executed and delivered an Indenture, dated as of August 13, 2020 (the “Base Indenture” and, as supplemented hereby, the “Indenture”), to provide for the issuance by the Company from time to time of senior debt securities evidencing its unsecured indebtedness, to be issued in one or more series as provided in the Indenture;

WHEREAS, pursuant to a Board Resolution, the Company has authorized the issuance of a series of securities evidencing its senior indebtedness, initially consisting of $1,000,000,000 aggregate principal amount of 5.000% Senior Notes due 2036 (the “2036 Original Notes,” and, together with all the Additional 2036 Notes (as defined herein), if any, hereinafter referred to, the “Notes”);

WHEREAS, the entry into this Fifth Supplemental Indenture by the parties hereto is in all respects authorized by the provisions of the Base Indenture;

WHEREAS, the Company desires to establish the respective terms of the Notes in accordance with Section 2.01 of the Base Indenture and to establish the forms of the Notes in accordance with Section 2.02 of the Base Indenture; and

WHEREAS, all acts and requirements necessary to make this Fifth Supplemental Indenture a valid and legally binding agreement of the Company, in accordance with its terms, have been done.

NOW, THEREFORE, in consideration of the premises and the purchase of the Notes by the holders thereof, it is mutually covenanted and agreed as follows for the equal and ratable benefit of the Noteholders:

ARTICLE 1

Section 1.01. Terms of Notes. The following terms relating to the Notes are hereby established:

(a) The Notes shall constitute a series of securities having the title “5.000% Senior Notes due 2036.”

(b) The aggregate principal amount of the 2036 Original Notes that may be authenticated and delivered under the Indenture (except for Notes authenticated and delivered upon registration of, transfer of, or in exchange for, or in lieu of, other Notes pursuant to Sections 2.05, 2.06, 2.07 or 9.04 of the Base Indenture) shall be up to $1,000,000,000.

(c) The entire outstanding principal of the Notes shall be payable on May 7, 2036 plus any unpaid interest accrued to such date. Any payments under the Indenture shall be received by the Trustee or Paying Agent no later than 10:00 A.M. (ET) on the applicable payment date or redemption date.

(d) The rate at which the Notes shall bear interest shall be 5.000% per annum; the date from which interest shall accrue on the Notes shall be May 7, 2026 or from the most recent Interest Payment Date to which interest has been paid; the Interest Payment Dates for the Notes on which interest will be payable shall be May 7 and November 7 in each year, beginning November 7, 2026; the regular record dates for the interest payable on the Notes on any Interest Payment Date shall be the April 22 or October 23 immediately preceding the applicable Interest Payment Date; and the basis upon which interest on the Notes shall be calculated shall be that of a 360-day year consisting of twelve 30-day months.

(e) (i) The Notes may be redeemed in whole at any time or in part from time to time, at the option of the Company.

(ii) The redemption price (the “Redemption Price”) of the Notes to be redeemed shall be calculated as follows:

(A) Prior to February 7, 2036 (three months prior to the maturity date of the Notes) (the “Par Call Date”), the Company may redeem the Notes at its option, in whole or in part, at any time and from time to time, at a Redemption Price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the Notes matured on the Par Call Date) on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 10 basis points less (b) interest accrued to, but excluding, the redemption date, and

(2) 100% of the principal amount of the Notes to be redeemed,

plus, in either case, accrued and unpaid interest on the principal amount being redeemed to, but excluding, the redemption date.

(B) On or after the Par Call Date, the Company may redeem the Notes at its option, in whole or in part, at any time and from time to time, at a Redemption Price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest on the principal amount being redeemed to, but excluding, the redemption date.

(iii) In case the Company shall desire to exercise such right to redeem all or, as the case may be, a portion of the Notes in accordance with Section 1.01(e)(i) above, the Company shall, or shall cause the Trustee to, give notice of such redemption to holders of the Notes to be redeemed by electronically delivering or mailing, first class postage prepaid, a notice of such redemption not less than 15 days and not more than 60 days before the date fixed for redemption to such holders at their last addresses as they shall appear upon the Security Register. Any notice that is mailed in the manner herein provided shall be conclusively presumed to have been duly given, whether or not the registered holder received the notice. In any case, failure duly to give such notice to the holder of any Note designated for redemption in whole or in part, or any defect in the notice, shall not affect the validity of the proceedings for the redemption of any other Note. If the Company provides notice to the holders of the Notes, the Company shall give the Trustee written notice of such notice of redemption to holders not less than 5 days in advance of the date on which such notice of redemption is to be delivered to holders (unless a shorter notice shall be satisfactory to the Trustee and agreed in writing).

(A) Each such notice of redemption shall specify the amount of Notes to be redeemed, the date fixed for redemption, the CUSIP or ISIN number(s) of such Notes and the applicable Redemption Price at which the Notes to be redeemed are to be redeemed, and shall state that payment of the Redemption Price of such Notes to be redeemed will be made at the office or agency of the Company in the Borough of Manhattan, the City and State of New York, upon presentation and surrender of such Notes, that interest accrued to the date fixed for redemption will be paid as specified in said notice and, that from and after said date interest will cease to accrue; except that interest shall continue to accrue on any Note or portion thereof with respect to which the Company defaults in the payment of such Redemption Price and accrued interest. If less than all the Notes are to be redeemed, the notice to the holders of the Notes to be redeemed in part shall specify the particular Notes to be redeemed. In case any Notes are to be redeemed in part only, the notice that relates to such Notes shall state the portion of the principal amount thereof to be redeemed, and shall state that on and after the redemption date, upon surrender of such security, a new Note in principal amount equal to the unredeemed portion thereof will be issued.

(B) If the Trustee is to provide notice to the holders of the Notes in accordance with this Section 1.01(e)(iii), for a partial or full redemption, the Company shall give the Trustee at least 30 days’ notice in advance of the date fixed for redemption as to the aggregate principal amount of Notes to be redeemed, and thereupon, in the case of a partial redemption, the Trustee shall select, by lot or in such other manner as it shall deem appropriate (in accordance with the Depositary’s customary procedures) and that may provide for the selection of a portion or portions (equal to two thousand U.S. dollars ($2,000) and integral multiples of one thousand U.S. dollars ($1,000) in excess thereof) of the principal amount of Notes of a denomination larger than $2,000, the Notes to be redeemed and shall thereafter promptly notify the Company in writing of the numbers of the Notes to be redeemed, in whole or in part.

(C) The Company may, if and whenever it shall so elect, by delivery of instructions signed on its behalf by an Authorized Officer, instruct the Trustee or any paying agent to call all or any part of the Notes for redemption and to give notice of redemption in the manner set forth in this Section, such notice to be in the name of the Company or its own name as the Trustee or such paying agent may deem advisable. In any case in which notice of redemption is to be given by the Trustee or any such paying agent, the Company shall deliver or cause to be delivered to, or permit to remain with, the Trustee or such paying agent, as the case may be, such Security Register, transfer books or other records, or suitable copies or extracts therefrom, sufficient to enable the Trustee or such paying agent to give any notice that may be required under the provisions of this Section.

(D) Subject to Section 2.11 of the Base Indenture with respect to any Global Security, the Company shall not be required (i) to issue, register the transfer of or exchange any Notes during a period beginning at the opening of business 15 days before the day of the mailing of a notice of redemption of the Notes selected for redemption and ending at the close of business on the day of such mailing, or (ii) to register the transfer of or exchange any Notes so selected for redemption in whole or in part, except the unredeemed portion of any such Notes being redeemed in part.

(E) If the giving of notice of redemption shall have been completed as above provided, the Notes or portions of the Notes to be redeemed specified in such notice shall become due and payable on the date and at the place stated in such notice at the applicable Redemption Price, and interest on such Notes shall cease to accrue on and after the date fixed for redemption, except that interest shall continue to accrue on any such Notes or portion thereof with respect to which the Company defaults in the payment of such Redemption Price and accrued interest.

(iv) As used herein:

“Treasury Rate” means, with respect to any redemption date, the yield determined by the Company in accordance with the following two paragraphs.

The Treasury Rate shall be determined by the Company after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities—Treasury constant maturities—Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Company shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields—one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life—and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third business day preceding the redemption date H.15 TCM or any successor designation or publication is no longer published, the Company shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, the Company shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Company shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

The Company’s actions and determinations in determining the Redemption Price shall be conclusive and binding for all purposes, absent manifest error.

The Treasury Rate will be calculated on the third business day preceding the redemption date (or date of deposit in the case of a satisfaction and discharge). As used in this Section 1.01(e), the term “business day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed. The Trustee will not be responsible for such calculation nor shall the Trustee have any duty to monitor the accuracy of any calculations made by the Company.

(f) (i) If a Change of Control Triggering Event occurs, unless the Company has exercised its option to redeem the Notes by notifying the holders of the Notes to that effect in accordance with Section 1.01(e), the Company will be required to make an offer (a “Change of Control Offer”) to each holder of Notes to repurchase all or any part (equal to $2,000 or integral multiples of $1,000 in excess of $2,000) of that holder’s Notes. In a Change of Control Offer, the Company will be required to offer payment in cash equal to 101% of the aggregate principal amount of the Notes repurchased, plus accrued and unpaid interest, if any, on the Notes repurchased to, but excluding, the date of repurchase (a “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event or, at the Company’s option, prior to any Change of Control, but after public announcement of the transaction that constitutes or may constitute the Change of Control, a notice will be mailed to holders of the Notes, with a copy to the Trustee, describing the transaction that constitutes or may constitute the Change of Control Triggering Event and offering to repurchase the Notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date that notice is mailed, other than as may be required by law (a “Change of Control Payment Date”). The notice will, if mailed prior to the date of consummation of the Change of Control, state that the Change of Control Offer is conditioned on the Change of Control Triggering Event occurring on or prior to the applicable Change of Control Payment Date.

On each Change of Control Payment Date, the Company will, to the extent lawful:

(A) accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(B) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(C) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an officer’s certificate stating the aggregate principal amount of Notes being repurchased and that all conditions precedent provided for in the Indenture to the Change of Control Offer and to the repurchase by the Company of Notes pursuant to the Change of Control Offer have been complied with.

(ii) The Company will not be required to make a Change of Control Offer upon the occurrence of a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company and the third party repurchases all Notes properly tendered and not withdrawn under its offer.

(iii) The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the Notes, the Company will comply with those securities laws and regulations and will not be deemed to have breached its obligations under this Section 1.01(f) by virtue of any such conflict.

As used herein:

“Change of Control” means the occurrence of any of the following: (1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the Company’s assets and the assets of its subsidiaries, taken as a whole, to any person, other than the Company or one of its subsidiaries; (2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any Person becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the Company’s outstanding Voting Stock or other Voting Stock into which its Voting Stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; (3) the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the Company’s outstanding Voting Stock or the Voting Stock of such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Company’s Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving Person or any direct or indirect parent company of the surviving Person immediately after giving effect to such transaction; or (4) the adoption of a plan relating to the Company’s liquidation or dissolution. Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control under clause (2) above if (i) the Company becomes a direct or indirect wholly-owned subsidiary of a holding company and (ii)(A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of the Company’s Voting Stock immediately prior to that transaction or (B) the shares of the Company’s Voting Stock outstanding immediately prior to such transaction are converted into or exchanged for, a majority of the Voting Stock of such holding company immediately after giving effect to such transaction. The term “Person,” as used in this definition, has the meaning given thereto in Section 13(d)(3) of the Exchange Act.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event.

“Fitch” means Fitch Ratings Inc. and its successors.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s, BBB- (or the equivalent) by S&P and BBB- (or the equivalent) by Fitch, and the equivalent investment grade credit rating from any replacement rating agency or rating agencies selected by the Company.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Rating Agencies” means (1) each of Moody’s, S&P and Fitch; and (2) if any or all of Moody’s, S&P or Fitch ceases to rate the applicable Notes or fails to make a rating of the applicable Notes publicly available for reasons beyond the Company’s control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by the Company (as certified by a resolution of the Board of Directors) as a replacement agency for Moody’s, S&P or Fitch, or all of them, as the case may be.

“Rating Event” means the rating on the Notes is lowered by at least two of the three Rating Agencies and the Notes are rated below an Investment Grade Rating by at least two of the three Rating Agencies, in any case on any day during the period (which period will be extended so long as the rating of the Notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies) commencing 60 days prior to the earlier of (i) the first public notice of the occurrence of a Change of Control or (ii) the first public notice of the Company’s intention to effect a Change of Control and ending 60 days following consummation of such Change of Control.

“S&P” means Standard & Poor’s Rating Services, a division of S&P Global Inc., and its successors.

“Voting Stock” means, with respect to any specified “Person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date, the capital stock of that person that is at the time entitled to vote generally in the election of the board of directors of that person.

(g) The Notes shall be issuable in minimum denominations equal to two thousand U.S. dollars ($2,000) or integral multiples of one thousand U.S. dollars ($1,000) in excess thereof.

(h) The Trustee shall also be the security registrar and paying agent for the Notes.

(i) Payments of the principal of and interest on the Notes shall be made in U.S. dollars, and the Notes shall be denominated in U.S. dollars.

(j) The Notes shall constitute senior unsecured obligations of the Company.

(k) The Notes shall be issued as a Global Security and The Depository Trust Company, New York, New York shall be the initial Depository. The Notes are not convertible into shares of common stock or other securities of the Company.

Section 1.02. Limitation on Liens

(a) So long as any of the Notes remain outstanding, neither the Company nor any of the Company’s domestic wholly owned subsidiaries will create or incur any mortgage, pledge, security interest or lien (each, a “Lien”) on any Principal Property, whether now owned or hereafter acquired, in order to secure any Indebtedness, without effectively providing that the Notes shall be secured by a lien ranking equal to and ratably with (or, at the Company’s option, senior to) such secured Indebtedness until such time as such Indebtedness is no longer secured by such Lien, except that the foregoing restriction shall not apply to:

(i) Liens existing on the date hereof;

(ii) Liens created or incurred after the date hereof created in favor of the holders of the Notes;

(iii) Liens in favor of the Company or one of the Company’s subsidiaries;

(iv) (A) Liens given to secure (or to secure Indebtedness incurred or guaranteed by the Company or any of its subsidiaries for the purpose of financing) the payment of all or any portion of the purchase price for the acquisition (including acquisition through merger or consolidation or the acquisition of a Person directly or indirectly owning such property) of any replacement for the Principal Property, including capital lease or purchase money transactions in connection with any such acquisition, or all or any portion of the cost of refurbishment, improvement, expansion, renovation, development or construction of any Principal Property; provided that with respect to this clause (A), the Liens shall be given prior to, at the time of or within 12 months after such acquisition, or completion of such refurbishment, improvement, expansion, renovation, development or construction, or the full operation of such Principal Property, whichever is latest, and shall attach solely to such Principal Property (including any refurbishments, improvements, expansions, renovations, development or construction thereof or then or thereafter placed thereon) and any proceeds thereof; and (B) Liens existing on all or any portion of any replacement for the Principal Property at the time of acquisition thereof (including acquisition through merger or consolidation or the acquisition of a Person then directly or indirectly owning such property) whether or not such existing Liens were given to secure (or to secure Indebtedness incurred or guaranteed by the Company or any of its subsidiaries for the purpose of financing) the payment of the purchase price of such property;

(v) Liens on any Principal Property in favor of the United States of America or any state thereof, or in favor of any other country, or any political subdivision, department, agency or instrumentality thereof to secure progress or other payments pursuant to any contract or statute or to secure Indebtedness incurred or guaranteed for the purpose of financing all or any portion of the cost of acquiring, refurbishing, improving, expanding, renovating, developing or constructing such Principal Property, including Liens incurred in connection with pollution control, industrial revenue or similar financing;

(vi) certain statutory or legislative Liens or other similar Liens (including pledges, deposits, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law) arising in the ordinary course of the Company’s or any of its subsidiary’s business, or certain Liens arising out of government contracts;

(vii) Liens in connection with legal proceedings, including certain Liens arising out of judgments or awards;

(viii) Liens for certain taxes or assessments, landlord’s Liens and Liens and charges incidental to the conduct of the business or the ownership of the Company’s assets or those of any of its subsidiaries;

(ix) Liens incurred in connection with an acquisition of assets or a project financed on a non-recourse basis;

(x) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(xi) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of the Company’s business;

(xii) Liens existing on any property or asset prior to the acquisition thereof by the Company or any of its subsidiaries or existing on any property or asset of any Person that becomes a subsidiary after the date hereof prior to the time such Person becomes a subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Company or any of its subsidiaries and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a subsidiary, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof; and

(xiii) Liens which are incurred to extend, renew, substitute, refinance, refund or replace (and successive extensions, renewals, substitutions, refinancings, refundings or replacements) any Lien, or any Indebtedness which is secured by any Lien (including any premium required to be paid and costs and expenses incurred in connection with such extensions, renewals, substitutions, refinancings, refundings or replacements), permitted to be created or incurred under the Indenture.

(b) Notwithstanding the foregoing, the Company or any of its subsidiaries may, without equally and ratably securing the Notes, create or incur Liens which would otherwise be subject to the restrictions set forth in the preceding paragraph, if after giving effect thereto, Aggregate Debt does not exceed 20% of the Company’s Consolidated Net Worth on a consolidated basis calculated as of the date of the creation or incurrence of the Lien.

(c) As used herein:

“Aggregate Debt” means, as of the date of determination, the aggregate principal amount of the Company’s and its domestic wholly owned subsidiaries’ Indebtedness incurred after the date hereof and secured by Liens not permitted by the first paragraph in Section 1.02(a).

“Consolidated Net Worth” means, as of any date of determination, shareholders’ equity as reflected on the Company’s most recent consolidated balance sheet prepared in accordance with GAAP.

“GAAP” means accounting principles generally accepted in the United States of America, which are in effect as of the date of application thereof.

“Indebtedness” of any specified Person means any indebtedness in respect of borrowed money.

“Person” means any individual, corporation, partnership, joint venture, association, limited liability company, joint- stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Principal Property” means the Company’s (1) principal offices in Roseland, New Jersey, or any replacement thereof and (2) each of the Company’s domestic processing/print center buildings, other operational offices and sales offices unless, with respect to this clause (2), the Board of Directors has determined in good faith that such center or office is not of material importance to the total business conducted by the Company and its wholly owned subsidiaries, taken as a whole.

Section 1.03. Form of Note.

The form of the Notes is attached hereto as Exhibit A.

Section 1.04. Additional 2036 Notes.

Subject to the terms and conditions contained herein, the Company may issue additional notes (the “Additional 2036 Notes”) having the same ranking and the same interest rate, maturity and other terms as the 2036 Original Notes (except as otherwise described in the form of the Notes), without the consent of the holders of the 2036 Original Notes then Outstanding. Any such Additional 2036 Notes will be a part of the series having the same terms as the 2036 Original Notes. The aggregate principal amount of the Additional 2036 Notes, if any, shall be unlimited. The 2036 Original Notes and the Additional 2036 Notes, if any, shall constitute one series for all purposes under this Fifth Supplemental Indenture, including, without limitation, amendments, waivers and redemptions, provided that, if any Additional 2036 Notes are not fungible for U.S. federal income tax purposes with the 2036 Original Notes, such Additional 2036 Notes shall trade under a separate CUSIP number.

ARTICLE 2

MISCELLANEOUS

Section 2.01. Definitions.

Capitalized terms used but not defined in this Fifth Supplemental Indenture shall have the meanings ascribed thereto in the Base Indenture.

Section 2.02. Confirmation of Indenture.

The Base Indenture, as supplemented and amended by this Fifth Supplemental Indenture, is in all respects ratified and confirmed, and the Base Indenture, this Fifth Supplemental Indenture and all indentures supplemental thereto shall be read, taken and construed as one and the same instrument.

Section 2.03. Concerning the Trustee.

The Trustee assumes no duties, responsibilities or liabilities by reason of this Fifth Supplemental Indenture other than as set forth in the Base Indenture and, in carrying out its responsibilities hereunder, shall have all of the rights, protections and immunities which it possesses under the Base Indenture. The Trustee makes no representations as to the validity or sufficiency of this Fifth Supplemental Indenture. The recitals herein are deemed to be those of the Company and not of the Trustee.

Section 2.04. Governing Law.

Each of this Fifth Supplemental Indenture, the Indenture and the Notes shall be deemed to be a contract made under the internal laws of the State of New York, and for all purposes shall be construed in accordance with the laws of said State.

Section 2.05. Separability.

In case any provision in this Fifth Supplemental Indenture shall for any reason be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 2.06. Counterparts.

This Fifth Supplemental Indenture may be executed in any number of counterparts each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

Section 2.07. Electronic Transmission, Electronic Signatures.

This Fifth Supplemental Indenture may be delivered via facsimile, electronic mail (including pdf) or any electronic signature complying with the U.S. federal ESIGN Act of 2000 or the New York Electronic Signature and Records Act or other transmission method, and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes. The Trustee shall not have any duty to confirm that the person sending any notice, instruction or other communication (a “Notice”) by electronic transmission (including by e-mail, facsimile transmission, web portal or other electronic methods) is, in fact, a person authorized to do so. Electronic signatures believed by the Trustee to comply with the ESIGN Act of 2000 or other applicable law (including electronic images of handwritten signatures and digital signatures provided by DocuSign, Orbit, Adobe Sign or any other digital signature provider acceptable to the Trustee) shall be deemed original signatures for all purposes.

Each other party assumes all risks arising out of the use of electronic signatures and electronic methods to send Notices to the Trustee, including without limitation the risk of the Trustee acting on an unauthorized Notice, and the risk of interception or misuse by third parties. Notwithstanding the foregoing, the Trustee may in any instance and in its sole discretion require that an original document bearing a manual signature be delivered to the Trustee in lieu of, or in addition to, any such electronic Notice.

IN WITNESS WHEREOF, the parties hereto have caused this Fifth Supplemental Indenture to be duly executed as of the day and year first above written.

AUTOMATIC DATA PROCESSING, INC.

By:	/s/ Kristin Walle
Name: Kristin Walle
Title: Corporate Treasurer

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Mark DiGiacomo
Name: Mark DiGiacomo
Title: Vice President

Exhibit A

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO, HAS AN INTEREST HEREIN.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN DEFINITIVE FORM IN ACCORDANCE WITH THE PROVISIONS OF THE INDENTURE AND THE TERMS OF THE SECURITIES AND EXCEPT AS OTHERWISE PROVIDED IN SECTION 2.11 OF THE BASE INDENTURE, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY DTC TO A NOMINEE OF DTC OR BY A NOMINEE OF DTC TO DTC OR ANOTHER NOMINEE OF DTC OR BY DTC OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.

Certificate No. [ ]	$[ ]
CUSIP No. 053015AK9 ISIN No. US053015AK99

AUTOMATIC DATA PROCESSING, INC.

5.000% Senior Notes due 2036

AUTOMATIC DATA PROCESSING, INC., a Delaware corporation (the “Company”, which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to CEDE & Co., or its registered assigns, the principal sum of [ ] dollars ($[ ]) (which aggregate principal amount may from time to time be increased or decreased to such other aggregate principal amounts by adjustments made on the Schedule of Increases or Decreases in Global Security attached hereto) on May 7, 2036 and to pay interest on said principal sum from May 7, 2026 or from the most recent interest payment date (each such date, an “Interest Payment Date”) to which interest has been paid or duly provided for semiannually on May 7 and November 7 of each year commencing November 7, 2026 at the rate of 5.000% per annum until the principal hereof shall have become due and payable, and on any overdue principal and premium, if any, and (without duplication and to the extent that payment of such interest is enforceable under applicable law) on any overdue installment of interest at the same rate per annum. The amount of interest payable on any Interest Payment Date shall be computed on the basis of a 360-day year of twelve 30-day months. In the event that any date on which interest is payable on this Note is not a Business Day, then payment of interest payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay). The interest installment so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture (hereafter defined), be paid to the person in whose name this Note (or one or more Predecessor Securities, as defined in said Indenture) is registered at the close of business on the regular record date for such interest installment which shall be the April 22 or October 23 preceding such Interest Payment Date. Any such interest installment not punctually paid or duly provided for (as defined in the Indenture, the “Defaulted Interest”) shall forthwith cease to be payable to the registered holders on such regular record date, and may be paid to the person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on a special record date to be fixed by the Trustee for the payment of such Defaulted Interest, which shall not be more than 15 nor less than 10 days prior to the date of the proposed payment, and not less than 10 days after the receipt by the Trustee of the notice of the proposed payment or at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture. The principal of (and premium, if any) and the interest on this Note shall be payable at the office or agency of the Trustee maintained for that purpose in any coin or currency of the United States of America which at the time of payment is legal tender for payment of public and private debts; provided, however , that payment of interest may be made at the option of the Company by check mailed to the registered holder at such address as shall appear in the Security Register. Notwithstanding the foregoing, so long as the registered holder of this Note is Cede & Co., the payment of the principal of (and premium, if any) and interest on this Note will be made at such place and to such account as may be designated by DTC.

The indebtedness evidenced by this Note is, to the extent provided in the Indenture, senior and unsecured and will rank in right of payment on parity with all other senior unsecured obligations of the Company.

This Note shall not be entitled to any benefit under the Indenture hereinafter referred to or be valid until the Certificate of Authentication hereon shall have been signed manually by or on behalf of the Trustee.

The provisions of this Note are continued on the reverse side hereof and such continued provisions shall for all purposes have the same effect as though fully set forth at this place.

IN WITNESS WHEREOF, the Company has caused this instrument to be executed.

Dated: May 7, 2026

AUTOMATIC DATA PROCESSING, INC.

By:
Name: Kristin Walle
Title: Corporate Treasurer

CERTIFICATE OF AUTHENTICATION

This is one of the Notes of the series of Notes described in the within-mentioned Indenture.

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:
Name: Mark DiGiacomo
Title: Vice President

Dated: May 7, 2026

ASSIGNMENT FORM

FOR VALUE RECEIVED, the undersigned hereby

sells, assigns and transfers to

(Insert Social Security number or other identifying number of assignee)

(Please print or typewrite name and address, including zip code of assignee)

the within Note of Automatic Data Processing, Inc. and hereby does irrevocably constitute and appoint

Attorney to transfer said Note on the books of the within-named Company with full power of substitution in the premises.

Dated:

Signature(s) must be guaranteed by an eligible Guarantor Institution (banks, stock brokers, savings and loan associations and credit unions) with membership in an approved signature guarantee medallion program pursuant to Securities and Exchange Commission Rule 17Ad-15.

NOTICE: The signature to this assignment must correspond with the name as it appears on the first page of the within Note in every particular, without alteration or enlargement or any change whatever.

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL SECURITY

AUTOMATIC DATA PROCESSING, INC.

5.000% Senior Notes due 2036

The initial aggregate principal amount of this Global Security is $[    ]. The following increases or decreases in this Global Security have been made:

No:

Date	Principal Amount of this Global Security	Notation Explaining Principal Amount Recorded	Signature of authorized signatory of Trustee or Depositary

AUTOMATIC DATA PROCESSING, INC.

5.000% Senior Notes due 2036

This Note is one of a duly authorized series of Securities (referred to in the Base Indenture (hereafter defined)), of the Company (herein sometimes referred to as the “Notes”), all such Securities issued or to be issued in one or more series under and pursuant to an indenture (the “Base Indenture”), dated as of August 13, 2020 between the Company and U.S. Bank Trust Company, National Association (as successor in interest to U.S. Bank National Association), as Trustee (the “Trustee”), as supplemented in the case of the Notes by the Fifth Supplemental Indenture, dated as of May 7, 2026, between the Company and the Trustee (the Base Indenture, as so supplemented, the “Indenture”), to which Indenture and all indentures supplemental thereto reference is hereby made for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Company and the holders of the Notes. This series of Notes is initially limited in aggregate principal amount as specified in said Fifth Supplemental Indenture. This series of Notes and any additional notes of this series (“Additional Notes”) shall constitute one series for all purposes under the Indenture, including without limitation, amendments, waivers and redemptions. The terms and conditions of this series of Notes and any Additional Notes of this series (other than the issue price, the date of issuance, the payment of interest accruing prior to the issue date of the Additional Notes and the first payment of interest following such issue date) shall be the same and this series of Notes and any Additional Notes of this series shall bear the same CUSIP number, provided that, if any Additional Notes are not fungible for U.S. federal income tax purposes with this series of Notes, such Additional Notes shall trade under a separate CUSIP number.

The Notes may be redeemed in whole at any time or in part from time to time, at the option of the Company. The redemption price (the “Redemption Price”) of the Notes to be redeemed shall be calculated as follows:

(a) Prior to February 7, 2036 (three months prior to the maturity date of the Notes) (the “Par Call Date”), the Company may redeem the Notes at its option, in whole or in part, at any time and from time to time, at a Redemption Price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(i) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the Notes matured on the Par Call Date) on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 10 basis points less (b) interest accrued to, but excluding, the redemption date, and

(ii) 100% of the principal amount of the Notes to be redeemed,

plus, in either case, accrued and unpaid interest on the principal amount being redeemed to, but excluding, the redemption date.

(b) On or after the Par Call Date, the Company may redeem the Notes at its option, in whole or in part, at any time and from time to time, at a Redemption Price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest on the principal amount being redeemed to, but excluding, the redemption date.

In case the Company shall desire to exercise such right to redeem all or, as the case may be, a portion of the Notes, the Company shall, or shall cause the Trustee to, give notice of such redemption to holders of the Notes to be redeemed by electronically delivering or mailing, first class postage prepaid, a notice of such redemption not less than 15 days and not more than 60 days before the date fixed for redemption to such holders at their last addresses as they shall appear upon the Security Register. Any notice that is mailed in the manner herein provided shall be conclusively presumed to have been duly given, whether or not the registered holder received the notice. In any case, failure duly to give such notice to the holder of any Note designated for redemption in whole or in part, or any defect in the notice, shall not affect the validity of the proceedings for the redemption of any other Note.

Each such notice of redemption shall specify the amount of Notes to be redeemed, the date fixed for redemption, the CUSIP or ISIN number(s) of such Notes and the applicable Redemption Price at which the Notes to be redeemed are to be redeemed, and shall state that payment of the Redemption Price of such Notes to be redeemed will be made at the office or agency of the Company in the Borough of Manhattan, the City and State of New York, upon presentation and surrender of such Notes, that interest accrued to the date fixed for redemption will be paid as specified in said notice and, that from and after said date interest will cease to accrue; except that interest shall continue to accrue on any such Note or portion thereof with respect to which the Company defaults in the payment of such Redemption Price and accrued interest. If less than all the Notes are to be redeemed, the notice to the holders of the Notes to be redeemed in part shall specify the particular Notes to be redeemed. In case any Note is to be redeemed in part only, the notice that relates to such Note shall state the portion of the principal amount thereof to be redeemed, and shall state that on and after the redemption date, upon surrender of such security, a new Note in principal amount equal to the unredeemed portion thereof will be issued.

If the Trustee is to provide notice to the holders of the Notes as described herein, for a partial or full redemption, the Company shall give the Trustee at least 30 days’ notice in advance of the date fixed for redemption as to the aggregate principal amount of Notes to be redeemed, and thereupon, in the case of a partial redemption, the Trustee shall select, by lot or in such other manner as it shall deem appropriate (in accordance with the depositary’s customary procedures) and that may provide for the selection of a portion or portions (equal to two thousand U.S. dollars ($2,000) or integral multiples of one thousand U.S. dollars ($1,000) in excess thereof) of the principal amount of such Notes of a denomination larger than $2,000, the Notes to be redeemed and shall thereafter promptly notify the Company in writing of the numbers of the Notes to be redeemed, in whole or in part.

The Company may, if and whenever it shall so elect, by delivery of instructions signed on its behalf by an Authorized Officer, instruct the Trustee or any paying agent to call all or any part of the Notes for redemption and to give notice of redemption in the manner set forth in this Note, such notice to be in the name of the Company or its own name as the Trustee or such paying agent may deem advisable. In any case in which notice of redemption is to be given by the Trustee or any such paying agent, the Company shall deliver or cause to be delivered to, or permit to remain with, the Trustee or such paying agent, as the case may be, such Security Register, transfer books or other records, or suitable copies or extracts therefrom, sufficient to enable the Trustee or such paying agent to give any notice that may be required under the provisions stated herein.

Subject to Section 2.11 of the Base Indenture with respect to any Global Security, the Company shall not be required (i) to issue, register the transfer of or exchange any Notes during a period beginning at the opening of business 15 days before the day of the mailing of a notice of redemption of the Notes selected for redemption and ending at the close of business on the day of such mailing, or (ii) to register the transfer of or exchange any Notes so selected for redemption in whole or in part, except the unredeemed portion of any such Notes being redeemed in part.

If the giving of notice of redemption shall have been completed as above provided, the Notes or portions of the Notes to be redeemed specified in such notice shall become due and payable on the date and at the place stated in such notice at the applicable Redemption Price, and interest on such Notes shall cease to accrue on and after the date fixed for redemption, except that interest shall continue to accrue on any such Notes or portion thereof with respect to which the Company defaults in the payment of such Redemption Price and accrued interest.

The Indenture contains provisions permitting the Company and the Trustee, with the consent of the holders of not less than a majority in aggregate principal amount of the Securities of all of the series at the time Outstanding affected thereby (all such series voting together as a single class), as defined in the Indenture, to execute supplemental indentures for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Base Indenture or of any supplemental indenture or of modifying in any manner the rights of the holders of the Notes; provided, however, that no such supplemental indenture shall, without the consent of the holders of each Security then Outstanding and affected thereby (i) extend the fixed maturity of any Securities, including the Notes, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or reduce any premium payable upon the redemption thereof, or (ii) reduce the aforesaid percentage of Securities, the holders of which are required to consent to any such supplemental indenture. The Indenture also contains provisions permitting the holders of a majority in aggregate principal amount of the Securities of all series at the time Outstanding affected thereby (all such series voting together as a single class), to waive any past default in the performance of any of the covenants contained in the Base Indenture, or established pursuant to the Base Indenture with respect to such series, and its consequences, except a default in the payment of the principal of or premium, if any, or interest on any Securities, including the Notes, in which case, each such affected series shall vote as a separate class. Any such consent or waiver by the registered holder of this Note (unless revoked as provided in the Base Indenture) shall be conclusive and binding upon such holder and upon all future holders and owners of this Note and of any Note issued in exchange herefor or in place hereof (whether by registration of transfer or otherwise), irrespective of whether or not any notation of such consent or waiver is made upon this Note.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and premium, if any, and interest on this Note at the time and place and at the rate and in the money herein prescribed.

The Company is subject to certain covenants contained in the Indenture with respect to, and for the benefit of the holders of, the Notes. The Trustee shall not be obligated to monitor or confirm, on a continuing basis or otherwise, the Company’s compliance with the covenants contained in the Indenture or with respect to reports or other documents filed under the Indenture; provided, however, that nothing herein shall relieve the Trustee of any obligations to monitor the Company’s timely delivery of all reports and certificates required under Section 5.01 and Section 5.03 of the Base Indenture and to fulfill its obligations under Article VII of the Base Indenture. If an Event of Default as defined in the Indenture with respect to the Notes shall occur and be continuing, the principal of the Notes may be declared due and payable in the manner and with the effect provided in the Indenture.

As provided in and subject to the provisions of the Indenture, the holder of this Note shall not have the right to institute any action, suit or proceeding with respect to the Indenture or for the appointment of a receiver or Trustee or for any other remedy thereunder, unless such holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Notes, the holders of not less than 25% in principal amount of the Outstanding Notes (in the case of an Event of Default described in clauses (a)(i) or (a)(ii) of Section 6.01 of the Base Indenture, each such series voting as a separate class, and in the case of an Event of Default described in clauses (a)(iii), (a)(iv), (a)(v) or (a)(vi) of Section 6.01 of the Base Indenture, all affected series voting together as a single class) shall have made written request to the Trustee to institute such action, suit or proceedings in respect of such Event of Default as Trustee and offered to the Trustee such indemnity reasonably satisfactory to it against the costs, expenses and liabilities to be incurred therein or thereby and the Trustee shall have failed to institute any such action, suit or proceeding for 60 days after receipt of such notice, request and offer of indemnity and the holders of a majority in principal amount of the Notes at the time Outstanding (voting as provided in Section 6.04(b) of the Base Indenture) have not given the Trustee a direction inconsistent with such request. The foregoing shall not apply to any suit instituted by the holder of this Note for the enforcement of any payment of principal hereof or any interest on or after the respective due dates expressed herein.

As provided in the Indenture and subject to certain limitations therein set forth, this Note is transferable by the registered holder hereof on the Security Register of the Company, upon surrender of this Note for registration of transfer at the office or agency of the Company in the Borough of Manhattan, the City and State of New York

accompanied by a written instrument or instruments of transfer in form satisfactory to the Company or the Trustee duly executed by the registered holder hereof or his attorney duly authorized in writing, and thereupon one or more new Notes of authorized denominations and for the same aggregate principal amount and series will be issued to the designated transferee or transferees. No service charge will be made for any such transfer, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in relation thereto.

Prior to due presentment for registration of transfer of this Note, the Company, the Trustee, any paying agent and any Security Registrar may deem and treat the registered holder hereof as the absolute owner hereof (whether or not this Note shall be overdue and notwithstanding any notice of ownership or writing hereon made by anyone other than the Security Registrar) for the purpose of receiving payment of or on account of the principal hereof and premium, if any, and interest due hereon and for all other purposes, and neither the Company nor the Trustee nor any paying agent nor any Note Registrar shall be affected by any notice to the contrary.

No recourse shall be had for the payment of the principal of or the interest on this Note, or for any claim based hereon, or otherwise in respect hereof, or based on or in respect of the Indenture, against any incorporator, stockholder, officer or director, past, present or future, as such, of the Company or of any predecessor or successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issuance hereof, expressly waived and released.

The Notes are issuable only in registered form without coupons in authorized denominations. As provided in the Indenture and subject to certain limitations herein and therein set forth, Notes so issued are exchangeable for a like aggregate principal amount of Notes of a different authorized denomination, as requested by the holder surrendering the same.

All terms used in this Note which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

EACH OF THE FIFTH SUPPLEMENTAL INDENTURE, THE INDENTURE AND THE NOTES, INCLUDING THIS NOTE, SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE INTERNAL LAWS OF THE STATE OF NEW YORK, AND FOR ALL PURPOSES SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF SAID STATE.

Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused “CUSIP” numbers to be printed on the Notes as a convenience to the holders of the Notes. No representation is made as to the correctness or accuracy of such CUSIP numbers as printed on the Notes, and reliance may be placed only on the other identification numbers printed hereon.

Unless the certificate of authentication hereon has been executed by or on behalf of the Trustee by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purposes.